CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A (“Registration Statement”) of our reports dated November 8, 2016, November 10, 2016 and November 11, 2016 relating to the financial statements and financial highlights of Putnam Dynamic Asset Allocation Growth Fund, Putnam Dynamic Asset Allocation Balanced Fund and Putnam Dynamic Asset Allocation Conservative Fund, each a series of Putnam Asset Allocation Funds, which appear in such Registration Statement. We also consent to the references to us under the headings "Financial highlights" and "Independent Registered Public Accounting Firm and Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
February 22, 2017